EXHIBIT 99.1

Harbinger Group Inc. Announces Voting Results for Proposals at 2012 Annual Meeting of Stockholders

NEW YORK, July 30, 2012 -- Harbinger Group Inc. (NYSE: HRG) (“HGI”) announced today the voting results for the two proposals at its 2012 Annual Meeting of Stockholders held in New York City on July 30, 2012.

At the Annual Meeting, and as recommended by the Board of Directors, stockholders:

•	elected two Class II directors – Philip A. Falcone and David Maura – to the Board of Directors for a three-year term until the 2015 Annual Meeting of Stockholders; and

•	ratified the Board of Directors’ appointment of KPMG LLP as the Company’s independent registered public accounting firm for its 2012 fiscal year.

About Harbinger Group Inc.

Harbinger Group Inc. (“HGI”; NYSE: HRG) is a diversified holding company. HGI’s principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, personal care products, small household appliances, pet supplies, and home and garden pest control products. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI’s intention to acquire controlling equity interests, HGI may also from time to time make investments in debt instruments and acquire minority equity interests in companies. HGI is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.

Contacts

Ehsan Zargar, Vice President, Counsel & Corporate Secretary

or

Tara Glenn, Vice President of Investor Relations

Harbinger Group Inc.
450 Park Avenue, 27th Floor
New York, NY 10022
212-906-8560
investorrelations@harbingergroupinc.com

SOURCE: Harbinger Group Inc.